Exhibit 10.1
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 1, 2006, by and between ASSOCIATED MATERIALS INCORPORATED, a Delaware corporation (the “Company”), and DANA R. SNYDER (the “Executive”).
W I T N E S S E T H :
WHEREAS, the Company desires to retain the services and employment of the Executive on behalf of the Company, as Interim President and Chief Executive Officer, and the Executive desires to obtain employment with the Company, upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
     1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Executive as Interim President and Chief Executive Officer of the Company, and the Executive accepts such employment.
     2. Performance. The Executive will perform faithfully and to the best of his ability and will devote his business time, energy, experience and talents to the business of the Company necessary to discharge his responsibilities hereunder (excluding periods of vacation or sick leave).
     3. Compensation and Benefits.
          (a) Salary. As compensation for his services hereunder the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company’s payroll procedures, at an annual rate of Six Hundred Thousand Dollars ($600,000) (less applicable deductions and withholdings).
          (b) Incentive Bonus. The Executive may be eligible for an incentive compensation bonus, at the sole discretion of the Company’s Board of Directors.
          (c) Retirement, Medical, Dental and Other Benefits. The Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various medical, dental and other employee benefit plans made available by the Company, from time to time, for its executives. As an interim executive employee, Executive shall not be eligible to participate in the Company’s 401(k) Retirement Savings Plan.
     4. Compliance with Policies and Procedures The Executive agrees to comply fully with all policies and procedures in effect for employees, including but not limited to, all terms and conditions set forth in any employee handbook, compliance manual and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations.

     5. Termination of Employment Nothing in this Agreement is intended to create a fixed term of employment with the Company. Executive’s employment with the Company is on an at will basis, meaning that the Company is free to terminate Executive’s employment at any time, with or without cause, and with or without notice, and that Executive will be free to resign from employment with the Company at any time. If the Executive’s employment is terminated by the Company or the Executive for any reason whatsoever, the Executive will receive any salary that has been earned but unpaid up to the date of the Executive’s termination (less applicable deductions and withholdings). The Executive will not receive any additional payments whatsoever (whether a severance payment, any additional salary, or otherwise).
     6. General.
          (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, applicable to contracts executed and to be performed entirely within said State.
          (b) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.
          (c) Assignability. The Executive may not assign his interest or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.
          (d) Warranty by the Executive. The Executive represents and warrants to the Company that the Executive is not subject to any contract, agreement, judgment, order or decree of any kind, any restrictive agreement of any character, that restricts the Executive’s ability to perform his obligations under this Agreement or that would be breached by the Executive upon his performance of his duties pursuant to this Agreement.
          (e) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or in equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.
          (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

ASSOCIATED MATERIALS INCORPORATED

Date: July 3, 2006	By:	/s/ D. Keith LaVanway

D. KEITH LaVANWAY VICE PRESIDENT, CFO

DANA R. SNYDER

Date: July 3, 2006	/s/ Dana R. Snyder

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